Exhibit 99.1

Press Release	Source: Evans Brewing Company

Evans Brewing Company Announces $1 Million Equity Purchase
Agreement with Kodiak Capital Group, LLC

Proceeds expected to secure a new brewery location and implement additional growth strategies

(Crossed the newswire on June 29, 2016 at 9:25 am Eastern)

IRVINE, CA--(via Marketwired--Jun. 29, 2016)--Evans Brewing Company (OTCBB: ALES), a producer of award-winning premium craft beers, today announced a $1 million equity purchase agreement with Kodiak Capital Group, LLC, the net proceeds from which are expected to be used to secure the location for a new brewing facility and tasting room and implement additional aspects of the company’s ongoing expansion strategy.

Under the terms of the agreement and subject to the filing of a registration statement and its effectiveness by the Securities and Exchange Commission, Evans Brewing Company has the right to sell to, and Kodiak is obligated to purchase, $1,000,000 of Evans Brewing Company’s common stock. Kodiak cannot require Evans Brewing Company to sell shares to Kodiak; however, Kodiak is obligated to make purchases as requested by Evans Brewing Company, subject to the terms of the equity purchase agreement.

Kodiak Capital Group will purchase Evans Brewing Company common stock at a price of $2.50/share or 70% of the lowest daily volume weighted average price, whichever is greater. Additional details of the agreement will be included in a Current Report on Form 8-K expected to be filed by Evans Brewing Company today.

Evans Brewing Company intends to use a portion of the proceeds from the financing to secure the location for a new brewery facility and tasting room in Orange County, California. The new brewery will provide increased production capacity for the company’s award-winning craft beers. Evans Brewing Company has already selected its brewery development team, including design and construction firms, and also intends to use a portion of the proceeds to secure locations for two additional Orange County tasting rooms.

The company’s current brewing facility, the oldest microbrewery in Orange County, has a capacity of approximately 11,000 barrels per year. The new brewery is expected to be built to produce a minimum of 24,000 barrels per year, more than doubling current production capacity.

“This $1 million equity purchase commitment from Kodiak comes at an ideal time, as we are planning to ramp up production in order to meet the anticipated increasing demand for Evans beers,” said Michael J. Rapport, Chairman/CEO of Evans Brewing Company. “With expanded distribution in 7 states and our first restaurant – The Public House by Evans Brewing Company – expected to open later this summer in downtown Fullerton, a larger brewery facility is critical to keep pace with rising demand. This funding will help us immediately secure the best possible location for the facility.”

“We have been closely following Evans Brewing, a local Orange County company. We are very excited to be partnering with an international award-winning craft brew we are familiar with. Our investment will help management open a new brewery facility to expand locally and its interstate distribution. We are proud to add Evans Brewing Company to our portfolio,” stated Colin Manners, Director of Kodiak Capital Group, LLC.

About Evans Brewing Company, Inc.

Evans Brewing Company (www.evansbrewco.com) develops and distributes premium craft brands including a superior line of lagers and ales that have been honored with over 20 international awards. Operating the oldest brewery in Orange County, California, Evans Brewing supplies restaurants, retailers and beer drinkers across several states. Future plans include the opening of the company’s first restaurant/taproom, The Public House by Evans Brewing Company, broader product distribution, and potentially an expansion of the beer brands currently under management. For more information, please email us at investors@evansbrewco.com and follow our social channels, Facebook – https://www.facebook.com/EvansBrewCo, Instagram – https://www.instagram.com/evansbrewingco/ and Twitter – @EvansBrewCo.

About Kodiak Capital Group, LLC

Kodiak is an institutional investor headquartered in Newport Beach, California.  Kodiak provides equity and debt funding to public and private companies. Kodiak's funding provides long-term strategic capital, providing companies with certainty, flexibility and consistency. Kodiak's investments are in a wide range of industries emphasizing alternative energy, consumer products, life sciences, natural resources, and social media technology. For more information, visit http://www.kodiakfunds.com.

Forward-Looking Statements

This press release may contain statements, estimates or projections that constitute “forward-looking statements” pursuant to the safe harbor provisions of the U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from EBC’s historical experience and present expectations or projections. These risks include, but are not limited to, changes in general economic, business and political conditions, developmental delays or disruptions inherent with new products, and risks of reduction in revenue from the elimination of existing and potential customers due to consolidation in or new laws or regulations affecting the automotive technology industries, and other risks detailed in Evans Brewing Company’s filings with the Securities and Exchange Commission (SEC), including the “Risk Factors” sections of our filings, and subsequent SEC filings. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. Evans Brewing Company expressly disclaims any obligation or intention to publicly update or revise any forward-looking statements unless otherwise required by law.

CONTACT:

Evans Brewing Company

Investor Relations

714-443-0099

investors@evansbrewco.com